EXHIBIT 99.1

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS SECOND QUARTER 2009 RESULTS

Highlights

•	Second quarter TCE revenues were $248.4 million, down from $386.1 million, driven predominantly by VLCC spot TCE rates of $32,020 per day compared with $98,747 per day in the second quarter of 2008
•	Fifty-two percent of quarterly TCE revenues were generated from fixed earnings and included synthetic time charters on VLCCs, which earned an average TCE rate of $45,864 per day
•

Net loss attributable to the Company was $8.8 million, or $0.33 per diluted share, compared with net income attributable to the Company of $86.9 million, or $2.81 per diluted share in the same period a year ago

•	Continued cost cutting efforts resulted in 16% quarter-over-quarter decline in G&A expense
•	OSG’s product carrier fleet will be fully double hull following the redelivery of one non-double hull MR product carrier in early August
•	Regular quarterly dividend of $0.4375 per share announced June 9, 2009
•	Cash generated from operations totaled $184.6 million in the first half of 2009
•

With cash and cash equivalents of $571.4 million, remaining 2009 fixed revenue of $156 million and liquidity of $1.8 billion, the Company is well-positioned to weather near-term uncertainty in freight rates

New York – August 5, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second quarter and six months ended June 30, 2009.

For the quarter ended June 30, 2009, the Company reported time charter equivalent (TCE1) revenues of $248.4 million, a 36% decline from $386.1 million in 2008. The decline in TCE revenues was due to lower daily TCE rates earned by all of the Company’s international flag vessel classes (see Spot and Fixed TCE Rates Achieved and Revenue Days later in the press release), offset by a 77 day increase in revenue days. Net loss attributable to the Company (Loss2) was $8.8 million, or $0.33 per diluted share, compared with net income attributable to the Company (Earnings2) of $86.9 million, or $2.81 per diluted share, in the same period a year ago. Special items that totaled $1.0 million, or $0.04 per diluted share, increased Losses in the second quarter 2009, compared with special items that totaled $14.7 million, or $0.36 per diluted share, that decreased Earnings in the same period a year ago (see discussion later in this press release). Period-over-period diluted EPS reflects the Company’s repurchase of 12% of total shares outstanding since June 30, 2008.

Morten Arntzen, President and CEO said, “As we expected, a convergence of events caused tanker markets to deteriorate in the first half of 2009. The global economic contraction led to a sharp decline in world demand for oil, notably in OECD countries, which in turn resulted in significant OPEC production cuts. This situation was exacerbated by an increase in vessel deliveries across our core segments. We expect the trend toward an oversupplied vessel market to moderate as very tight ship finance markets and the weakening financial condition of less well-capitalized ship owners and shipyards result in a contracting tanker orderbook. The single hull phase-out over the next eighteen months will further benefit the economics of the global tanker trading fleet.”

Arntzen continued, “For the remainder of 2009, we remain focused on controlling costs and managing projects that can deliver attractive returns in both the short and long-term.  The core of our long-term strategy(conservative financial management and balanced growth(remains intact, and we have ample liquidity to manage the turmoil ahead and take advantage of opportunities as they arise.”

___________________________

1See Appendix 1 for reconciliation of TCE revenues to shipping revenues and EBITDA to Earnings, which are non-GAAP measures.

2Effective January 1, 2009, OSG adopted an accounting standard that changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The new standard required retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of the new standard will be applied prospectively. The adoption of the new standard did not have a material impact on the Company’s financial statements. References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

For the six months ended June 30, 2009, the Company reported TCE revenues of $541.2 million, a 29% decrease from $761.9 million in 2008. The year-over-year decline in TCE revenues was due to lower TCE rates earned across nearly all vessel classes. Earnings for the first six months were $113.0 million, or $4.20 per diluted share, compared with $199.4 million, or $6.42 per diluted share, a year ago. Earnings in the first half of 2009 included special items that increased Earnings by $93.8 million, or $3.49 per diluted share, compared with special items that totaled $15.2 million, or $0.37 per share, that reduced Earnings in the same period a year earlier.

Segment Information

TCE revenues in the second quarter of 2009 for the Crude Oil segment were $128.1 million, a 50% decrease from $254.9 million in the same period of 2008. The decrease was principally due to dramatically lower average spot rates earned across all crude oil vessel classes. Quarter-over-quarter spot charter rates for VLCCs decreased 68% to $32,020 per day, Aframaxes decreased by 70% to $16,757 per day and Panamaxes decreased 47% to $18,776 per day. TCE revenues for the Product Carrier segment were $63.6 million, a decline of $8.0 million, or 11%, from $71.6 million in the year earlier period. The decrease was principally attributable to a 33% decrease in average daily spot TCE rates for medium-range (MR) product carriers to $16,715 per day. TCE revenues for the U.S. Flag segment were $54.7 million, an increase of $3.0 million, or 6%, from $51.7 million in the same quarter last year. The increase was principally due to revenue days associated with four product carriers that delivered subsequent to March 31, 2008 and commenced time charters.

Additional Detail on Quarterly Results

Total operating expenses before severance and relocation costs, shipyard contract termination costs and gain/(loss) on disposal of vessels declined 7%, or $22.3 million, to $282.8 million compared with $305.1 million in the corresponding quarter in 2008. Period-over-period changes included:

•

Voyage expenses decreased to $34.3 million, or 19%, from $42.1 million, principally due to lower fuel costs. Lower fuel costs were attributable, in part, to the Suezmaxes moving from the spot market to Suezmax International after June 30, 2008 and the removal of the Overseas Integrity and M 300 from service in the fourth quarter of 2008;

•

Vessel expenses decreased to $69.9 million, or 10%, from $77.8 million principally due to the timing of delivery and stores and spares, reductions in repairs, a reduction in costs related to a fixed rate technical management agreement with DHT Maritime, Inc. and the redelivery of nine older product carriers;

•	Charter hire expenses were relatively flat at $104.6 million from $103.4 million despite a 557 day increase in charter-in days, principally due to lower profit share due to owners;
•

Depreciation and amortization was $44.9 million, a 5% decline from $47.3 million, principally due to two U.S. Flag vessels being classified as held for sale (for which depreciation ceased), the sale of the Overseas Donna in the first quarter of 2009 and the redelivery of four non double hull MR product carriers in December 2008 and January 2009;

•

G&A expenses decreased by $5.4 million, or 16%, to $29.1 million. Lower G&A was due to Companywide cost control efforts that included reductions in compensation and benefits paid to shoreside staff, lower consulting, travel and entertainment and other discretionary expenditures and a favorable change in foreign exchange rates, partially offset by higher legal expenses.

The second quarter Loss was reduced by a $3.0 million tax benefit related to reversals of previously established deferred tax liabilities.

Other items that impacted reported results in the second quarter of 2009 aggregated $1.0 million, or $0.04 per share, and included:

•	$2.4 million, or $0.09 per diluted share, related to a loss on vessel sales;
•	$3.0 million, or $0.11 per diluted share, related to a net loss on other investments;
•	$786,000, or $0.03 per diluted share, related to a positive change in the mark-to-market balance of unrealized freight derivative positions; and
•	$3.7 million, or $0.14 per diluted share, benefit related to the adjustment of previously recorded shipyard contract termination charges.

For more information regarding these items in the current, year-to-date and corresponding historical periods, see “Reconciling Information,” which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Financial Metrics

Liquidity and Credit Metrics - At June 30, 2009, total equity was $2.0 billion and liquidity, including undrawn bank facilities, was approximately $1.8 billion. Total debt as of June 30, 2009 was $1.4 billion, unchanged from December 31, 2008. Liquidity-adjusted debt to capital3 was 26.8% as of June 30, 2009, a decrease from 35.5% as of December 31, 2008, adjusted to reflect the reclassification of the noncontrolling interest to equity in accordance with accounting guidance that became effective in 2009.

OSG’s disciplined financial strategy, balance sheet strength and superior financial condition has enabled it to be a predominantly unsecured borrower with only 29.2% of net book value of vessels pledged as collateral. OSG has $976 million available in borrowing capacity under its $1.8 billion seven-year unsecured credit facility and $170 million in borrowing capacity under its $200 million secured credit facility. Principal debt repayment obligations are less than $35 million per annum through 2011.

Fixed Revenue - Aggregate future revenues associated with noncancelable time charters as of June 30, 2009, totaled $939.2 million, down from $1.2 billion at June 30, 2008. Fixed revenue for the balance of 2009 totaled $166 million and includes $156 million of time charter revenues and $9 million from time charters entered into by certain of the Company’s commercial pools. OSG’s share of future revenues from term contracts related to its Gas segment and the Floating Storage Offloading (FSO) project aggregate approximately $1.8 billion. The Company’s level of fixed revenue, expected cash generated from operations, including asset sales, and current debt capacity, well exceed its lease, debt, capital and other operating commitments in 2009.

Quarterly Dividend Announced - On June 9, 2009, the Board declared a quarterly dividend of $0.4375 per share to stockholders of record on August 7, 2009, payable on August 27, 2009.

Quarterly Events and Other Activities

OSG continues to execute its balanced growth strategy by expanding and renewing its fleet across multiple market segments; managing the mix of owned and chartered-in assets; trading its fleet in both the spot and time charter markets; and exploring opportunities to add assets to each of its core segments at attractive prices. Chartering-in vessels gives OSG greater flexibility in both contracting and expanding markets through an ability to exercise redelivery, purchase or charter extension options.

On July 29, 2009, OSG announced that it intends to initiate a tender offer for all of the outstanding publicly held common units of OSG America L.P. (OSG America; NYSE: OSP) for $8.00 in cash per unit. The tender offer, expected to commence in late August, will be conditioned upon, among other things, more than 4,003,166 common units being tendered such that OSG would thereupon own at least 80% of the outstanding common units of OSG America. OSG owns 8 million units of the 15 million total common units outstanding.

Crude Oil

•	The Phoenix Alpha and Phoenix Beta redelivered on May 19 and June 4, respectively. OSG had a 30% interest in the time chartered-in Aframaxes.
•	The C. Dream, a VLCC, and Cape Aspro, an Aframax, redelivered on April 20 and April 24, respectively. OSG had a 15% and 50% interest in the time chartered-in tankers, respectively.
•	The Hellespont-Trinity redelivered on July 31. OSG had a 50% interest in the time chartered-in Suezmax and exercised its option to redeliver the vessel early.
•

The TI Asia and TI Africa, currently being converted to FSO service vessels, are expected to deliver by the end of the third and fourth quarter of 2009, respectively. Upon delivery, the vessels will begin time charter contracts to Maersk Oil Qatar AS. The project is a 50% joint venture between OSG and Euronav NV.

3Liquidity-adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Products

•

OSG modified its product carrier orderbook as it seeks to renew its core MR fleet. Orders were cancelled for two coated Panamax (LR1) tankers that were scheduled to deliver in 2010 and replaced with two MR product carriers delivering in 2011 and one MR bareboat charter newbuild expected to deliver in 2010.

•

The Overseas Reginamar and Overseas Reinemar were sold on May 11 and June 3, respectively. The charterer of the LR1 tankers exercised its purchase options on the vessels, which generated proceeds of approximately $58 million to the Company.

•

Eight non-double hull product carriers redelivered: the Overseas Camar, Overseas Colmar and Overseas Capemar in June, and the Overseas Athens, Overseas Ermar, Overseas Fulmar, Overseas Allenmar and Overseas Primar in July. The Overseas Jamar is expected to redeliver in August. OSG’s remaining international flag product carrier fleet is fully double hulled.

•	On July 20, the Overseas Atlantic Pisces delivered. The vessel, a 47,000 dwt MR product carrier, has been time chartered-in for 10 years.

U.S. Flag

•

The Overseas Nikiski delivered on June 11. The vessel, a 46,815 dwt U.S. Flag Jones Act product carrier, is bareboat chartered-in for five years and the Company has extension options for the life of the vessel. The vessel has been chartered-out for three years to Tesoro.

•	The Overseas Integrity and M300 were sold on June 26 and June 22, respectively. The vessels had been held for sale since December 31, 2008.
•

As a result of continuing weak demand levels and low refinery utilization in the Jones Act market, the Overseas Galena Bay was put in lay up in July. The Overseas Puget Sound, previously in lay up, recommenced trading in August for a grain voyage. The Company has three U.S. Flag vessels currently in lay up.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months ended June 30, 2009 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters. The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under “Fixed Earnings.” The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended June 30, 2009 totaled 9,725 compared with 9,648 in the same period a year earlier. The increase in revenue days compared with a decrease in total vessels period over period was due to an increase in Aframax lightering ships chartered-in on a spot basis and vessels redelivering or sold during the current quarter. A summary fleet list by vessel class can be found in Fleet Information later in this press release. A detailed fleet list is available on www.osg.com.

Three Months Ended Jun. 30, 2009				Three Months Ended Jun. 30, 2008
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$32,020	$45,864		$98,747	$73,832
Number of Revenue Days	500	817	1,317	819	609	1,428
Suezmax
Average TCE Rate	$23,847	$ —		$61,098	$ —
Number of Revenue Days	221	—	221	182	—	182
Aframax
Average TCE Rate	$16,757	$37,455		$55,543	$30,235
Number of Revenue Days	989	204	1,193	819	325	1,144
Aframax – Lightering
Average TCE Rate	$27,542	$ —		$30,717	$ —
Number of Revenue Days	760	—	760	656	—	656
Panamax[2]
Average TCE Rate	$18,776	$26,288		$35,625	$26,492
Number of Revenue Days	592	421	1,013	544	452	996
Other Crude Oil Revenue Days	89	—	89	182	—	182
Total Crude Oil Revenue Days	3,151	1,442	4,593	3,202	1,386	4,588
Business Unit – Refined Petroleum Products
Aframax (LR2)
Average TCE Rate	$21,452	$ —		$ —	$ —
Number of Revenue Days	161	—	161	—	—	—
Panamax (LR1)
Average TCE Rate	$17,470	$19,837		$35,140	$18,625
Number of Revenue Days	364	103	467	182	180	362
Handysize (MR)
Average TCE Rate	$16,715	$19,680		$25,131	$20,799
Number of Revenue Days	1,270	1,571	2,841	1,031	1,811	2,842
Total Refined Pet. Products Rev. Days	1,795	1,674	3,469	1,213	1,991	3,204
Business Unit – U.S. Flag
Number of Revenue Days	655	917	1,572	632	951	1,583
Other – Number of Revenue Days	—	91	91	—	273	273
Total Revenue Days	5,601	4,124	9,725	5,047	4,601	9,648

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil.

2Includes one vessel performing a bareboat charter-out during the three months ended June 30, 2009 and 2008.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
Shipping Revenues:
Pool Revenues	$105,439	$226,018	$241,843	$449,464
Time and Bareboat Charter Revenues	83,974	90,374	171,343	182,861
Voyage Charter Revenues	93,243	111,832	194,274	206,575
	282,656	428,224	607,460	838,900
Operating Expenses:
Voyage Expenses	34,271	42,110	66,286	76,952
Vessel Expenses	69,948	77,785	143,478	150,654
Charter Hire Expenses	104,595	103,368	215,937	194,039
Depreciation and Amortization	44,890	47,315	88,771	94,906
General and Administrative	29,107	34,509	56,407	71,794
Severance and Relocation Costs	148	-	2,317	-
Shipyard Contract Termination Costs	(3,670)	-	32,215	-
(Gain) / Loss on Disposal of Vessels	2,568	(23,686)	(127,295)	(23,691)
Total Operating Expenses	281,857	281,401	478,116	564,654
Income from Vessel Operations	799	146,823	129,344	274,246
Equity in Income of Affiliated Companies	1,116	4,048	3,588	5,377
Operating Income	1,915	150,871	132,932	279,623
Other Income / (Expense)	(1,824)	(46,404)	481	(43,435)
	91	104,467	133,413	236,188
Interest Expense	10,903	17,191	22,275	35,554
Income / (Loss) before Federal Income Taxes	(10,812)	87,276	111,138	200,634
Credit for Federal Income Taxes	2,991	771	4,303	771
Net Income / (Loss)	(7,821)	88,047	115,441	201,405
Less: Net Income Attributable to the Noncontrolling Interest	(973)	(1,112)	(2,485)	(2,035)
Net Income / (Loss) Attributable to Overseas Shipholding Group, Inc.	$(8,794)	$86,935	$112,956	$199,370
Weighted Average Number of Common Shares Outstanding:
Basic	26,861,081	30,615,359	26,863,462	30,861,429
Diluted	26,861,081	30,895,367	26,869,961	31,072,727
Per Share Amounts:
Basic net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(.33)	$2.84	$4.20	$6.46
Diluted net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(.33)	$2.81	$4.20	$6.42
Cash dividends declared	$0.88	$0.75	$1.31	$1.06

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company’s three reportable segments for the three and six months ended June 30, 2009 and 2008 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of time charter equivalent revenues to shipping revenues.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
($ in thousands)	2009	% of Total	2008	% of Total	2009	% of Total	2008	% of Total
International Flag
Crude Tankers	$128,145	51.6	$254,950	66.0	$288,131	53.3	$503,810	66.1
Product Carriers	63,581	25.6	71,597	18.6	134,766	24.9	138,004	18.1
Other	1,957	0.8	7,887	2.0	3,891	0.7	15,666	2.1
U.S.	54,702	22.0	51,680	13.4	114,386	21.1	104,468	13.7
Total TCE Revenues	$248,385	100.0	$386,114	100.0	$541,174	100.0	$761,948	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations for the three and six months ended June 30, 2009 and 2008 accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, severance and relocation costs, shipyard contract termination costs and gain/(loss) on disposal of vessels.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
($ in thousands)	2009	% of Total	2008	% of Total	2009	% of Total	2008	% of Total
International Flag
Crude Tankers	$24,990	86.3	$135,345	85.9	$68,950	74.1	$271,850	84.3
Product Carriers	(302)	(1.0)	15,972	10.1	11,213	12.1	31,348	9.7
Other	(162)	(.6)	2,084	1.3	(372)	(0.4)	4,464	1.4
U.S.	4,426	15.3	4,245	2.7	13,197	14.2	14,687	4.6
Total Income from Vessel Operations	$28,952	100.0	$157,646	100.0	$92,988	100.0	$322,349	100.0

Reconciliation of income from vessel operations of the segments to income/(loss) before federal income taxes, including net income attributable to noncontrolling interest, as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2009	2008	2009	2008
Total income from vessel operations of all segments	$28,952	$157,646	$92,988	$322,349
General and administrative expenses	(29,107)	(34,509)	(56,407)	(71,794)
Severance and relocation costs	(148)	-	(2,317)	-
Shipyard contract termination costs	3,670	-	(32,215)	-
Gain / (loss) on disposal of vessels	(2,568)	23,686	127,295	23,691
Consolidated income from vessel operations	799	146,823	129,344	274,246
Equity in income of affiliated companies	1,116	4,048	3,588	5,377
Other income/ (expense)	(1,824)	(46,404)	481	(43,435)
Interest expense	(10,903)	(17,191)	(22,275)	(35,554)
Income / (loss) before federal income taxes	($10,812)	$87,276	$111,138	$200,634

Consolidated Balance Sheets

($ in thousands)	Jun. 30, 2009	Dec. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$571,362	$343,609
Voyage receivables	160,416	219,500
Other receivables, including federal income taxes recoverable	59,471	64,773
Inventories, prepaid expenses and other current assets	110,079	50,407
Total Current Assets	901,328	678,289
Capital Construction Fund	40,629	48,681
Vessels and other property, less accumulated depreciation	2,602,126	2,683,147
Vessels under capital leases, less accumulated amortization	-	1,101
Vessels held for sale	-	53,975
Deferred drydock expenditures, net	62,430	79,837
Total Vessels, Deferred Drydock and Other Property	2,664,556	2,818,060
Investments in Affiliated Companies	170,417	98,620
Intangible Assets, less accumulated amortization	102,837	106,585
Goodwill	9,589	9,589
Other Assets	49,383	130,237
Total Assets	$3,938,739	$3,890,061
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$191,595	$167,615
Current installments of long-term debt	26,351	26,231
Current obligations under capital leases	-	1,092
Total Current Liabilities	217,946	194,938
Long-term Debt	1,342,958	1,396,135
Deferred Gain on Sale and Leaseback of Vessels	121,074	143,948
Deferred Federal Income Taxes and Other Liabilities	263,202	330,407
Equity
Overseas Shipholding Group, Inc., Stockholders’ Equity	1,894,561	1,722,867
Noncontrolling Interest	98,998	101,766
Total Equity	1,993,559	1,824,633
Total Liabilities and Equity	$3,938,739	$3,890,061

Consolidated Statements of Cash Flows

($ in thousands)	Six Months Ended Jun. 30,
	2009	2008
Cash Flows from Operating Activities:
Net income	$115,441	$201,405
Items included in net income not affecting cash flows:
Depreciation and amortization	88,771	94,906
Amortization of deferred gain on sale and leasebacks	(23,037)	(24,510)
Deferred compensation relating to restricted stock and stock option grants	6,480	6,104
Provision / (credit) for deferred federal income taxes	(5,109)	1,437
Unrealized (gains)/losses on forward freight agreements and bunker swaps	(1,869)	29,500
Undistributed earnings of affiliated companies	1,758	379
Other – net	6,511	(5,541)
Items included in net income related to investing and financing activities:
Loss on write-down of securities	3,290	6
Gain on disposal of vessels	(127,295)	(23,691)
Payments for drydocking	(14,175)	(27,613)
Distributions from subsidiaries to noncontrolling interest owners	(5,253)	(4,168)
Changes in operating assets and liabilities	139,097	(156,485)
Net cash provided by operating activities	184,610	91,729
Cash Flows from Investing Activities:
(Purchases) / sales of marketable securities	159	(11,311)
Expenditures for vessels	(181,609)	(252,260)
Withdrawals from Capital Construction Fund	8,265	49,830
Proceeds from disposal of vessels	298,844	216,884
Expenditures for other property	(2,604)	(7,207)
Distributions from affiliated companies – net	14,527	14,226
Shipyard contract termination payments	(18,146)	—
Other – net	2,136	3
Net cash provided by investing activities	121,572	10,165
Cash Flows from Financing Activities:
Purchases of treasury stock	(999)	(57,551)
Issuance of debt, net of issuance costs	—	59,000
Payments on debt and obligations under capital leases	(54,155)	(366,875)
Cash dividends paid	(23,503)	(19,385)
Issuance of common stock upon exercise of stock options	242	398
Other – net	(14)	(377)
Net cash used in financing activities	(78,429)	(384,790)
Net increase/(decrease) in cash and cash equivalents	227,753	(282,896)
Cash and cash equivalents at beginning of year	343,609	502,420
Cash and cash equivalents at end of period	$571,362	$219,524

Fleet Information

As of June 30, 2009, OSG’s owned, operated and newbuild fleet totaled 138 International Flag and U.S. Flag vessels compared with 156 at June 30, 2008. Fifty-one percent, or 71 vessels, were owned as of June 30, 2009, with the remaining vessels bareboat or time chartered-in. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 130.2 vessels. OSG’s newbuild program totaled 26 vessels (15 owned and 11 chartered-in) across its crude oil, product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

Fleet Detail

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Jun. 30, 2009
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	8	8.0	9	7.3	17	15.3	5,354,799
Suezmax	-	-	3	2.5	3	2.5	465,017
Aframax	6	6.0	9	7.4	15	13.4	1,665,933
Panamax	9	9.0	2	2.0	11	11.0	764,083
Lightering	2	2.0	3	2.0	5	4.0	441,772
International Flag Crude Tanker	25	25.0	26	21.2	51	46.2	8,691,604
Aframax (LR2)	-	-	1	1.0	1	1.0	104,024
Panamax (LR1)	2	2.0	2	2.0	4	4.0	297,374
Handysize[1] (MR)	10	10.0	20	20.0	30	30.0	1,377,901
International Flag Product Carrier	12	12.0	23	23.0	35	35.0	1,779,299
Car Carrier	1	1.0	-	-	1	1.0	16,101
Total Int’l Flag Operating Fleet	38	38.0	49	44.2	87	82.2	10,487,004
Handysize	4	4.0	7	7.0	11	11.0	515,025
ATB	7	7.0	-	-	7	7.0	204,150
Lightering	3	3.0	-	-	3	3.0	115,708
Total U.S. Flag Operating Fleet[2]	14	14.0	7	7.0	21	21.0	834,883
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
TOTAL OPERATING FLEET	56	54.0	56	51.2	112	105.2	11,321,887 864,800 cbm
Newbuild/Conversion Fleet
International Flag
VLCC	3	3.0	-	-	3	3.0	893,000
FSO	2	1.0	-	-	2	1.0	883,548
Panamax (LR1)	4	4.0	-	-	4	4.0	294,000
Handysize (MR)	4	4.0	5	5.0	9	9.0	442,350
Chemical Tanker	-	-	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	-	-	5	5.0	5	5.0	234,075
Lightering ATB	2	2.0	-	-	2	2.0	91,112
TOTAL NEWBUILD FLEET	15	14.0	11	11.0	26	25.0	2,857,985
TOTAL OPERATING & NEWBUILD FLEET	71	68.0	67	62.2	138	130.2	14,179,872 864,800 cbm

1Includes two owned U.S. Flag Product Carriers that trade internationally with associated revenue included in the Product Carrier segment

2Overseas New Orleans, Overseas Puget Sound and OSG 214 were in lay up as of June 30, 2009

Average Age of International Operating Fleet

The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 6/30/09	Average Age of OSG’s Owned Fleet at 6/30/08	Average Age of World Fleet at 7/1/09*
VLCC (including ULCC)	8.6 years	7.4 years	8.2 years
Aframax	7.5 years	9.0 years	8.1 years
Panamax**	5.9 years	4.8 years	7.7 years
Handysize	6.9 years	5.9 years	8.3 years

*Source: Clarkson database as of July 1, 2009.

**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off Hire and Scheduled Drydock

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the second quarter of 2009 and anticipated days off hire for the above-mentioned events by class for the remainder of 2009.

	Actual Days Off Hire	Projected Days Off Hire
	Q209	Q309	Q409
Trade – Crude Oil
VLCC (including ULCC)	51	20	42
Suezmax	1	6	4
Aframax	30	97	58
Panamax	27	7	5
Trade – Refined Petroleum Products
Aframax (LR2)	1	-	-
Panamax (LR1)	-	6	5
Handysize (MR)	191	52	45
Trade – U.S. Flag
Product Carrier	10	10	45
ATB	3	50	43
Other	1	-	1
Total	315	248	248

Second quarter 2009 excludes 424 days associated with three U.S. Flag vessels in lay up: the Overseas Integrity and M 300 (sold in late June 2009) and the Overseas Puget Sound. Projected off hire days exclude 306 days (Q309) and 343 days (Q409) associated with U.S. Flag vessels expected to be in lay up.

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation

Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2009	2008	2009	2008
Time charter equivalent revenues	$248,385	$386,114	$541,174	$761,948
Add: Voyage Expenses	34,271	42,110	66,286	76,952
Shipping revenues	$282,656	$428,224	$607,460	$838,900

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

EBITDA Reconciliation

The following table shows reconciliations of net income / (loss) attributable to the Company as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2009	2008	2009	2008
Net income / (loss) attributable to OSG	($8,794)	$86,935	$112,956	$199,370
Credit for income taxes	(2,991)	(771)	(4,303)	(771)
Interest expense	10,903	17,191	22,275	35,554
Depreciation and amortization	44,890	47,315	88,771	94,906
EBITDA	$44,008	$150,670	$219,699	$329,059

EBITDA represents operating earnings excluding net income attributable to the noncontrolling interest, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income attributable to the Company or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2009	2008	2009	2008
Expenditures for vessels	$109,617	$107,818	$181,609	$252,260
Investments in and advances to affiliated companies	29,369	4,551	47,059	5,734
Payments for drydockings	8,255	11,555	14,175	27,613
	$147,241	$123,924	$242,843	$285,607

Appendix 3 – Third Quarter 2009 TCE Rates

The Company has achieved the following average estimated TCE rates for the third quarter of 2009 for the percentage of days booked for vessels operating through July 24, 2009. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 7/24/09	Open as of 7/24/09	Total	% Days Booked
Business Unit – Crude Oil
VLCC– Spot	$25,000	290	191	480	60%
VLCC – Fixed	$40,000	538	352	890	60%
Suezmax – Spot	$17,500	101	116	217	46%
Aframax – Spot	$15,000	257	650	907	28%
Aframax – Fixed	$35,500	195	—	195	100%
Aframax Lightering – Spot	$25,000	273	465	738	37%
Panamax – Spot	$16,000	301	276	577	52%
Panamax – Time	$26,000	368	—	368	100%
Business Unit – Refined Petroleum Products
Panamax (LR1) – Spot	$15,500	141	227	368	38%
Handysize (MR) – Spot	$12,000	444	839	1,283	35%
Handysize (MR)– Time	$21,000	1,083	—	1,083	100%
Business Unit – U.S. Flag
Product Carrier – Time	$44,500	739	—	739	100%
ATB – Spot	$29,000	43	279	322	13%
ATB – Time	$31,500	184	—	184	100%

Appendix 4 – 2009 Fixed TCE Rates

The following table shows average estimated TCE rates and associated days booked for the fourth quarter 2009 as of July 24, 2009.

Fixed Rates and Revenue Days
Q409
Business Unit – Crude Oil
Aframax
Average TCE Rate	$29,500
Number of Revenue Days	35
Panamax[1]
Average TCE Rate	$25,500
Number of Revenue Days	318
Business Unit – Refined Petroleum Products
Handysize (MR)
Average TCE Rate	$21,000
Number of Revenue Days	1,005
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$44,500
Number of Revenue Days	736
ATB
Average TCE Rate	$32,000
Number of Revenue Days	153

1Includes one vessel on bareboat charter.

Due to the recent high volatility in both freight rates and bunker rates and due to short-term differences between pool earnings and FFA settlements, quarterly average synthetic TCE rates for VLCCs are not provided since actual TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET. Call-in information is (800) 762-8779 (domestic) and (480) 248-5081 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until August 12, 2009; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode for the replay is 4097787.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the third quarter of 2009 and estimated TCE rates for the fourth quarter of 2009, projected scheduled drydock and off hire days for the third and fourth quarters of 2009, projected locked-in charter revenue and locked-in time charter days, timely delivery of newbuildings in accordance with contractual terms, OSG’s intention to tender for the outstanding common units of OSG America, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand. These statements are based on certain assumptions made by OSG based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2008 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.